Exhibit 99.1

CONTACTS:
Michael Lawson, Investors, (513) 763-1992
Lori Dorer, Media, (513) 345-1685

Kendle Realigns C-Suite Leadership to Drive Increased
Innovation, Productivity and Organizational Efficiency
Move Positions Kendle for Continued Growth as Top-Tier Global CRO

CINCINNATI, July 28, 2009 — Kendle (Nasdaq: KNDL), a leading, global full-service clinical research organization, today announced the realignment of its C-suite to strengthen its competitive position and position the Company for continued growth as a top-tier global CRO.  The creation of a new Chief Administrative Officer (CAO) role within Kendle’s C-suite and executive leadership team as part of this realignment provides dedicated leadership for strategic technology and infrastructure enhancement initiatives to drive down overhead and deliver increased innovation, productivity and organizational efficiency, strengthening the Company’s ability to deliver strategic outsourcing solutions for its global biopharmaceutical customers.

Assuming the new leadership role of Executive Vice President and CAO is Kendle’s current Chief Operating Officer (COO), Christopher C. Bergen.  Mr. Bergen is a co-founder of Kendle, and served as President and Chief Operating Officer from the Company’s founding in June 1981 until April 2008 and as Chief Operating Officer from April 2008 until July 2009. He has more than 30 years of experience in the clinical research industry, with demonstrated expertise in the design and implementation of innovative technology solutions to enhance clinical trial delivery and organizational efficiency. As COO Mr. Bergen has provided executive leadership for Kendle’s ERP initiative, the largest initiative in the Company’s history, which will yield significant benefits for the organization and its customers, including streamlined global processes, enhanced organizational efficiency and real-time access to clinical trial data to facilitate efficient project management. Kendle currently is in the final stages of implementing the financial components of its ERP.

“As we move forward and position Kendle to compete for higher-level strategic outsourcing opportunities our infrastructure and ability to deliver on a global scale have never been more important,” said Candace Kendle, PharmD, Chairman and Chief Executive Officer. “This new executive leadership role and the appointment of our most senior leader to fill it demonstrates Kendle’s continued focus on the key business drivers that will support our future growth and meet the strategic outsourcing needs of our customers.”

The creation of the CAO role and the appointment of Mr. Bergen complement other recent moves by Kendle to strengthen its executive leadership team. In conjunction with the appointment of Mr. Bergen, Kendle today announced the appointment of former Quintiles executive and 20-year industry veteran Stephen Cutler, PhD, as its new Senior Vice President and COO, providing global leadership for the Company’s worldwide Late Stage operations.

In addition, reflecting Kendle’s increasing focus on strategic customer relationships, Simon Higginbotham is adding the Chief Marketing Officer (CMO) role to his leadership of the Company’s Early Stage business, assuming the title of Senior Vice President and CMO effective immediately.
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Additional moves to enhance key strategic roles within the Company’s C-suite in recent months include the appointments of Jarrod Pontius as Vice President, Chief Legal Officer and Secretary and the appointment of Keith Cheesman as Senior Vice President and Chief Financial Officer.

About Kendle

Kendle International Inc. (Nasdaq: KNDL) is a leading global clinical research organization providing the full range of early- to late-stage clinical development services for the world's biopharmaceutical industry. Our focus is on innovative solutions that reduce cycle times for our customers and accelerate the delivery of life-enhancing drugs to market for the benefit of patients worldwide. As one of the world’s largest global providers of Phase I-IV services, we offer experience spanning more than 100 countries, along with industry-leading patient access and retention capabilities and broad therapeutic expertise, to meet our customers' clinical development challenges.

Additional information and investor kits are available upon request from Kendle, 441 Vine Street, Suite 500, Cincinnati, OH 45202 or from the Company's Web site at www.kendle.com.

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